UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                            Eagle Bulk Shipping Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   Y2187A 1 01
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]   Rule 13d-1(b)

                 [ ]   Rule 13d-1(c)

                 [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Eagle Ventures, LLC

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          Delaware
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -12,425,000-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -0-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -12,425,000-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -0-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -12,425,000-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          37.48%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          00
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Kelso GP VII, LLC

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          Delaware
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          00
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

           Kelso GP VII, L.P.

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          Delaware
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          PN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Kelso Investment Associates VII, L.P.

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          Delaware
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          PN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          KEP VI, LLC

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          Delaware
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          OO
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Philip E. Berney

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Frank K. Bynum, Jr.

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Michael B. Goldberg

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Frank J. Loverro

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          George E. Matelich

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Frank T. Nickell

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          David I. Wahrhaftig

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          Thomas R. Wall, IV

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. Y2187A 1 01
-------------------------------------------------------------------------------

--------- ---------------------------------------------------------------------
1.        Names of Reporting Person.
          I.R.S. Identification Nos. of above persons (entities only)

          James J. Connors, II

--------- ---------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
3.        SEC USE ONLY

--------- ---------------------------------------------------------------------
4.        Citizenship or Place of Organization
          United States of America
------------------------------ ------- ----------------------------------------
                                5.      Sole Voting Power
                                        -0-
Number of                      ------- ----------------------------------------
Shares                          6.      Shared Voting Power
Beneficially                            -10,415,172-
Owned by                       ------- ----------------------------------------
Each                            7.      Sole Dispositive Power
Reporting                               -0-
Person With:                   ------- ----------------------------------------
                                8.      Shared Dispositive Power
                                        -10,415,172-
--------- ---------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          -10,415,172-
--------- ---------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------- ---------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)
          31.42%

--------- ---------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          IN
--------- ---------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Eagle Bulk Shipping, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  477 Madison Avenue
                  New York, New York 10022

Item 2.

         (a)      Name of Person Filing:

                  Eagle Ventures, LLC
                  Kelso GP VII, LLC
                  Kelso GP VII, L.P.
                  Kelso Investment Associates VII, L.P.
                  KEP VI, LLC
                  Philip E. Berney
                  Frank K. Bynum, Jr.
                  Michael B. Goldberg
                  Frank J. Loverro
                  George E. Matelich
                  Frank T. Nickell
                  David I. Wahrhaftig
                  Thomas R. Wall, IV
                  James J. Connors, II

         (b)      Address of Principal Business Office, or if none, Residence:

                  c/o Kelso & Company, L.P.
                  320 Park Avenue, 24th Floor
                  New York, NY 10022.

         (c)      Citizenship:

                  See Item 4 of the cover pages attached hereto.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.01 per share (the "Common Stock")

         (e)      CUSIP Number:

                  Y2187A 1 01

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable.


Item 4.  Ownership (a) through (c)

         (a)      Amount beneficially owned

                  See Item 9 of the attached cover pages.

         (b)      Percent of class

                  See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the (i) quarterly report on Form 10-Q filed with the Securities and Exchange Commission by Eagle Bulk Shipping, Inc. on November 14, 2005 which reported the total outstanding shares of common stock, as of November 11, 2005, as 32,650,000 and (ii) the current report on Form 8-K filed with the Securities and Exchange Commission by Eagle Bulk Shipping, Inc. on November 18, 2005, reporting that the underwriters of its follow-on offering completed on November 2, 2005 exercised in full the over-allotment option granted to the underwriters, and as a result of the over-allotment exercise, Eagle Bulk Shipping, Inc. sold an additional 500,000 shares of Common Stock and Eagle Ventures LLC sold 325,000 shares of Common Stock thereby increasing the total amount of shares of Common Stock issued and outstanding to 33,150,000.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote:

                           See Item 5 of the attached cover pages.

                  (ii)     Shared power to vote or direct the vote:

                           See Item 6 of the attached cover pages.

                  (iii)    Sole power to dispose or to direct the disposition:

                           See Item 7 of the attached cover pages.

                  (iv)     Shared power to dispose or to direct the disposition:

                           See Item 8 of the attached cover pages.

                  Kelso Investment Associates VII, LP ("KIA VII") may be deemed to share beneficial ownership of shares of Common Stock owned of record by Eagle Ventures LLC by virtue of its status as a member of Eagle Ventures LLC. KIA VII shares investment and voting power along with the other members of Eagle Ventures LLC with respect to the securities owned by Eagle Ventures, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended (the "Act"), or for any other purposes.

                  KEP VI, LLC ("KEP VI") may be deemed to share beneficial ownership of shares of Common Stock owned of record by Eagle Ventures LLC by virtue of its status as a member of Eagle Ventures LLC. KEP VI shares investment and voting power along with the other members of Eagle Ventures LLC with respect to the securities owned by Eagle Ventures, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

                  KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other's securities. KIA VII and KEP VI each disclaim beneficial ownership of all of the securities owned of record by the other and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

                  Kelso GP VII, LLC ("GP VII, LLC") is the general partner of Kelso GP VII, L.P. ("GP VII, L.P."). GP VII, L.P. is the general partner of KIA VII. GP VII, LLC and GP VII, L.P. disclaim beneficial ownership of all of the securities reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

                  GP VII, LLC and GP VII, L.P., due to their common control, could be deemed to beneficially own each of the other's securities. GP VII, LLC and GP VII, L.P. each disclaim beneficial ownership of all the securities owned by the other or directly by Eagle Ventures LLC and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

                  Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall and Connors may be deemed to share beneficial ownership of securities owned of record by Eagle Ventures LLC or indirectly by KIA VII and

         KEP VI, by virtue of their status as managing members of KEP VI and of GP VII, LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall and Connors is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable as this statement is filed pursuant to Rule 13d-1(d).

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006



                                        EAGLE VENTURES, LLC


                                        Signature:  /s/ Sophocles N. Zoullas
                                                  ------------------------------
                                        Name:   Sophocles N. Zoullas
                                        Title:  Attorney-in-Fact


                                        KELSO GP VII, LLC


                                        Signature:  *
                                                  ------------------------------



                                        KELSO GP VII, L.P.


                                        Signature:  *
                                                  ------------------------------



                                        KELSO INVESTMENT ASSOCIATES VII, L.P


                                        Signature:  *
                                                  ------------------------------

                                        KEP VI, LLC


                                        Signature:  *
                                                  ------------------------------



                                        PHILIP E. BERNEY


                                        Signature:  *
                                                  ------------------------------


                                        FRANK K. BYNUM, JR.


                                        Signature:  *
                                                  ------------------------------


                                        MICHAEL B. GOLDBERG

                                        Signature:
                                                    *___________________________


                                        FRANK J. LOVERRO


                                        Signature:  *
                                                  ------------------------------

                                        GEORGE E. MATELICH


                                        Signature:  *
                                                  ------------------------------

                                        FRANK T. NICKELL


                                        Signature:  *
                                                  ------------------------------

                                        DAVID I. WAHRHAFTIG


                                        Signature:  *
                                                  ------------------------------


                                        THOMAS R. WALL, IV


                                        Signature:  *
                                                  ------------------------------


                                        JAMES J. CONNORS, II

                                        Signature:  *
                                                  ------------------------------




*By:  /s/ James J. Connors, II
---------------------------------------------
Name: James J. Connors, II Attorney-in-fact**

** The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated June 24, 2005 in respect of the securities of Eagle Bulk Shipping, Inc. by Kelso GP VII, LLC, Kelso GP VII, L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, David I. Wahrhaftig, Thomas R. Wall, IV and James J. Connors, II are hereby incorporated by reference.

                                                                      EXHIBIT A
                                                                      ---------



                             JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them. Date: February 14, 2006



                                        EAGLE VENTURES, LLC


                                        Signature:  /s/ Sophocles N. Zoullas
                                                  ------------------------------
                                        Name:   Sophocles N. Zoullas
                                        Title:  Attorney-in-Fact


                                        KELSO GP VII, LLC


                                        Signature:  *
                                                  ------------------------------



                                        KELSO GP VII, L.P.


                                        Signature:  *
                                                  ------------------------------



                                        KELSO INVESTMENT ASSOCIATES VII, L.P


                                        Signature:  *
                                                  ------------------------------

                                        KEP VI, LLC


                                        Signature:  *
                                                  ------------------------------


                                        PHILIP E. BERNEY


                                        Signature:  *
                                                  ------------------------------


                                        FRANK K. BYNUM, JR.


                                        Signature:  *
                                                  ------------------------------


                                        MICHAEL B. GOLDBERG


                                        Signature:  *
                                                  ------------------------------


                                        FRANK J. LOVERRO


                                        Signature:  *
                                                  ------------------------------


                                        GEORGE E. MATELICH


                                        Signature:  *
                                                  ------------------------------

                                        FRANK T. NICKELL


                                        Signature:  *
                                                  ------------------------------

                                        DAVID I. WAHRHAFTIG


                                        Signature:  *
                                                  ------------------------------


                                        THOMAS R. WALL, IV


                                        Signature:
                                                    *___________________________


                                        JAMES J. CONNORS, II

                                        Signature:  *
                                                  ------------------------------




*By:  /s/ James J. Connors, II
---------------------------------------------
Name: James J. Connors, II Attorney-in-fact